EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 (the “Registration Statement”) of our report dated May 1, 2006, relating to the financial statements of Tootie Pie Company, Inc. for the period of inception, June 16, 2005, to March 31, 2006.

We hereby consent to the incorporation by reference in this Registration Statement of our report dated May 1, 2006, relating to the financial statements of the Predecessor Business as of and for the year ended December 31, 2004, and as of and for the period ended September 9, 2005.

  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Akin, Doherty, Klein & Feuge, P.C.

Akin, Doherty, Klein & Feuge, P.C.

By:  Thomas A. Akin, Partner

October 18, 2006